SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a)
                   of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a
    6(a)(2)
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Materials Pursuant to Section 240.14a-11(c) or Section 240.14a
    12.

                        FURR'S/BISHOP'S, INCORPORATED
              (Name of Registrant as Specified In Its Charter)

                        FURR'S/BISHOP'S, INCORPORATED
                 (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No Fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------
     2)   Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------
     4)   Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------
     5)   Total fee paid:

          ----------------------------------------------------------------
[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

          ----------------------------------------------------------------
     2)   Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------
     3)   Filing Party:

          ----------------------------------------------------------------
     4)   Date Filed:

          ----------------------------------------------------------------

                        FURR'S/BISHOP'S, INCORPORATED



                                                           April 25, 1997

Dear Fellow Stockholder:

     You are cordially invited to attend the 1997 Annual Meeting of Stockholders of Furr's/Bishop's, Incorporated, to be held at 10:00 a.m. local time on Thursday, May 29, 1997, in the Holiday Inn Civic Center at 801 Avenue Q, Lubbock, Texas.

     Business scheduled to be considered at the meeting includes the election of directors. Information concerning this matter is included in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

     Members of the Board of Directors and management will be on hand at the Annual Meeting to answer questions and discuss any matters relating to the Company that may arise.

     Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card for Common Stockholders as soon as possible. You may, of course, attend the Annual Meeting and vote in person, even if you have previously returned your proxy card.


                                                  Sincerely,



                                                  Kevin E. Lewis
                                                  Chairman of the Board

                        FURR'S/BISHOP'S, INCORPORATED

                             6901 Quaker Avenue
                            Lubbock, Texas  79413

                             -------------------

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                     on

                           Thursday, May 29, 1997

     Notice is hereby given that the 1997 Annual Meeting of Stockholders of Furr's/Bishop's, Incorporated (the "Company") will be held at 10:00 a.m. local time on Thursday, May 29, 1997, in the Holiday Inn Civic Center at 801 Avenue Q, Lubbock, Texas for the following purposes:

     1.      To elect seven directors to serve for one-year terms;
     2. To transact such other business as may properly be brought before the meeting and any and all adjournments thereof.

     The holders of record of the Company's Common Stock at the close of business on April 18, 1997 will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

     All stockholders are cordially invited to attend the Annual Meeting in person. Stockholders who are unable to attend the Annual Meeting in person are requested to complete and date the enclosed proxy card and return it promptly in the envelope provided. No postage is required if mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxy and vote their shares in person.


                                         By Order of the Board of Directors


                                         Alton R. Smith
                                         Secretary

                        FURR'S/BISHOP'S, INCORPORATED
                             6901 Quaker Avenue
                            Lubbock, Texas  79413

                               --------------

                               PROXY STATEMENT

                                     for

                       ANNUAL MEETING OF STOCKHOLDERS

                           Thursday, May 29, 1997

                             ------------------

                           SOLICITATION OF PROXIES

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Furr's/Bishop's, Incorporated, a Delaware corporation ("FBI" or the "Company"), for use at the 1997 Annual Meeting of Stockholders to be held at 10:00 a.m. local time on Thursday, May 29, 1997 in the Holiday Inn Civic Center, 801 Avenue Q, Lubbock, Texas and at any adjournment or postponement thereof (the "Annual Meeting"). Only holders of record of the Company's Common Stock, par value $.01 per share (the "Common Stock"), at the close of business on April 18, 1997 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting with respect to all proposals set forth on the attached Notice of Annual Meeting of Stockholders. The Board of Directors is not currently aware of any other matters which will come before the Annual Meeting.

     Shares of Common Stock represented by properly executed proxy cards received by the Company at or prior to the Annual Meeting will be voted according to the instructions indicated on the proxy card. Unless contrary instructions are given, the persons named on the proxy card intend to vote the shares of Common Stock so represented FOR the election of nominees for director named in this Proxy Statement. As to any other business which may properly come before the Annual Meeting, the persons named on the proxy card for the Common Stock will vote according to their best judgement.

     Any holder of Common Stock has the power to revoke his or her proxy at any time before it is voted at the Annual Meeting by delivering a written notice of revocation to the Secretary of the Company, by a duly executed proxy bearing a later date, or by voting by ballot at the Annual Meeting.

     This Proxy Statement and the accompanying proxy card are being mailed to the Company's stockholders on or about April 24, 1997. The cost of preparing, assembling, and mailing this proxy soliciting material and Notice of Annual Meeting of Stockholders will be paid by the Company. Additional solicitation of holders of Common Stock by mail, telephone, telegraph, or by personal solicitation may be done by directors, officers and regular employees of the Company, for which they will receive no additional compensation. Brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of the Company's Common Stock as of the Record Date will be requested to forward proxy soliciting material to the beneficial owners of such shares, and will be reimbursed by the Company for their reasonable expenses.

                   VOTING SECURITIES AND PRINCIPAL HOLDERS

COMMON STOCK

     The Company has one class of voting common equity securities, the Common Stock, which carries one vote per share.

     At the Record Date there were issued and outstanding 48,672,193 shares of Common Stock. The presence in person or by proxy of the holders of a majority of the votes entitled to be cast by the outstanding shares of Common Stock shall constitute a quorum for matters to be voted on.

     The vote required for approval of all matters submitted to a vote of the holders of Common Stock of the Company shall be determined based on a majority of votes cast with the seven director nominees receiving the most votes being elected. Under applicable Delaware law, in tabulating the vote, broker non-votes will be disregarded and will have no effect on the outcome of the vote.

     The following table sets forth information, as of March 31, 1997, with respect to all stockholders known by the Company to be the beneficial owners of more than five percent (5%) of the outstanding shares of Common Stock (the only class of securities of the Company generally entitled to vote). Except as noted below, each person has sole voting and investment power with respect to the shares shown.


Name and Address of
Beneficial Owner of             Amounts and Nature of     Percent of Total
Common Stock                    Beneficial Ownership   Outstanding Common Stock
-------------------             --------------------   ------------------------
Teachers Insurance and Annuity
Association of America             8,607,637                    17.7%
730 Third Avenue
New York, NY  10011

Cudd & Co.                         8,499,857                    17.5%
1345 Avenue of the Americas
New York, NY  10105

John Hancock Mutual Life
Insurance Company                  5,477,994                    11.3%
P.O. Box 111
Boston, MA  02117

The Northwestern Mutual Life
Insurance Company                  5,471,679                    11.2%
720 East Wisconsin Avenue
Milwaukee, WI  53202

The Mutual Life Insurance
Company of New York                4,105,339                     8.4%
1740 Broadway
New York, NY  10019




                                      2

Principal Mutual Life Insurance
Company                            3,286,701                     6.8%
711 High Street
Des Moines, IA  50392

Rock Finance, L.P.                 2,998,860                     6.2%
1560 Sherman Avenue
Evanston, IL  60201

SC Fundamental Value Fund, L.P.(1) 3,186,842                     6.5%
SC Fundamental Value BVI, Inc.
SC Fundamental, Inc.
Peter Collery
Gary Siegler
712 5th Avenue
New York, NY  10019
-------------------------------

1)  Ownership reflected in Schedule 13D indicates SC Fundamental Value Fund,
L.P. has shared voting power on 2,163,625 shares, SC Fundamental Value BVI, Inc. has sole voting power on 1,023,217 shares, SC Fundamental, Inc. has shared voting power on 2,163,625 shares, Peter Collery has shared voting power on 3,186,842 shares, and Gary Siegler has shared voting power on 3,186,842 shares.

                      PROPOSAL - ELECTION OF DIRECTORS

     The By-laws of the Company provide that the directors be elected for one-year terms. At each annual meeting, directors who are elected by the holders of Common Stock, succeed the directors whose terms expire at that meeting and hold office until the next annual meeting and their successors are duly elected and qualified.

     On March 27, 1997, the Board of Directors elected Theodore J. Papit to serve as President and Chief Executive Officer of the Company, effective March 28, 1997. As a result, at its March 27, 1997 meeting, the Board of Directors voted, effective May 29, 1997, to increase the size of the Board to seven (7) members and nominated Mr. Papit in addition to the six existing Board members to serve for one year terms.

     Seven directors (constituting the entire Board of Directors after the Annual Meeting) are to be elected at the Annual Meeting. The Nominees for Election at the 1997 Annual Meeting are: Suzanne Hopgood, Kevin E. Lewis, Gilbert C. Osnos, Theodore J. Papit, Kenneth F. Reimer, Sanjay Varma and E. W. Williams, Jr. The By-laws of the Company provide that the directors shall be elected by a plurality of the votes cast at the Annual Meeting; therefore, the seven director nominees receiving the most votes will be elected.

     On November 15, 1993, Cafeteria Operators, a wholly owned subsidiary of the Company, (the "Partnership") entered into an amendment of a master sublease agreement pursuant to which it leased 43 properties from Kmart Corporation ("Kmart"). Pursuant to the amendment and subject to the terms and conditions thereof, two properties were removed from the master sublease, and the aggregate monthly rent for the period August 1, 1993 through and including December 31, 1996 has been reduced by 25% and the aggregate monthly rent for the period January 1, 1997 through and including December 31, 1999 has been reduced by 20%. The reductions in rent on the 41 properties remaining under the master sublease are subject to termination by Kmart if Kevin E. Lewis ceases to be Chairman of the Board of Directors of the Company.

     Unless otherwise specified, the enclosed proxy will be voted in favor of each of the Nominees for Election, named above, to serve until the next annual meeting of stockholders and until their successors shall have been duly elected and shall qualify. All Nominees for Election have consented to be named and have indicated their intent to serve if elected. Although the Board of Directors anticipates that all of the nominees will be available to serve as directors of the Company, should any one or more of them be unwilling or unable to serve, it is intended that the proxies will be voted FOR the election of a substitute nominee or nominees designated by the Board of Directors. Information as to the Nominees for Election is provided in the Description of Current Directors and Description of Director Nominee Not Currently a Director below.

     THE BOARD OF DIRECTORS DEEMS "PROPOSAL - ELECTION OF DIRECTORS" TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.


        DESCRIPTION OF CURRENT DIRECTORS - (Terms to Expire in 1997)

     Suzanne Hopgood (Age 47) has served as President of the Hopgood Group since founding the company in 1985. Such company provides consulting, development and brokerage services to clients interested in hotel investments. Prior to founding the Hopgood Group, she served as Second Vice President at Aetna Realty Investors where she oversaw one-third of the corporation's multi-billion dollar real estate equity portfolio. Before joining Aetna, she was Vice President and Senior Loan Officer of the Lowell Institution for Savings in Lowell, Massachusetts. Ms. Hopgood serves on the board of directors of the Greater Hartford Arts Council and The Hartford Ballet, and is a director emerita of the Connecticut Business & Industry Association. She holds memberships in the Real Estate Exchange, Real Estate Finance Association and the Urban Land Institute. She is a senior fellow of the American Leadership Forum and a recognized speaker at Pension Real Estate Association and Commercial Real Estate Finance & Securitization conferences.

     Kevin E. Lewis (Age 32) was elected Chairman of the Board of the Company on June 24, 1993 and served as President and Chief Executive Officer of the Company from July 1994 to December 1996. Prior to serving as Chairman of the Board of the Company, Mr. Lewis was a Managing Director in the New York office of Houlihan, Lokey, Howard & Zukin, Inc., a specialty investment banking firm, where he had previously served as a Senior Vice President (January 1992 - March
1993), Vice President (January 1990 - December 1991) and Associate (June 1988 - December 1989). Mr. Lewis was a director of The LVI Group, Inc. from December 1991 to May 1993 and has been a director of Robertson-Ceco Corporation since July 1993.

     Gilbert C. Osnos (Age 67) has been President of Gilbert C. Osnos & Co., Inc. since 1981, and a partner in Grisanti Galef & Osnos Associates since 1981. Mr. Osnos began with Grisanti Galef in 1979, and became a partner in 1981. Gilbert C. Osnos & Co., Inc. was also formed in 1981 doing business as Grisanti Galef & Osnos Associates. Mr. Osnos was a director of the Turnaround Management Association from 1988 to 1993 and Chairman in 1990-91 and a director of Trivest Financial Services Corporation and Reprise Capital from 1989 to 1991. Mr. Osnos has served on the boards of directors of Mrs. Fields, Inc. since 1993 and American Mirrex since March, 1996.

     Kenneth F. Reimer, Ph.D. (Age 57) has been Chairman and Chief Executive Officer of Reimer Enterprises, Inc. and Cactus Enterprises, Inc. engaging in management consulting activities and investment in child care centers since 1993. From January, 1997 to March, 1997 Mr. Reimer served as President and Chief Executive Officer of the Company on an interim basis. Mr. Reimer has been a director and officer of several companies (public and private) engaged in industries other than food service through 1995 and is currently on the board of other restaurant companies and civic organizations. Mr. Reimer was CEO, President and a director of Roma Corporation (Tony Roma's Restaurants) from 1984 to 1993 and was recipient of the Gold Chain Award for outstanding leadership in food service in 1991. He is past Chairman of the Board of Directors of St. Edwards University.

     Sanjay Varma (Age 42) is the principal of Rosestar Management, LLC, an affiliate of Crescent Real Estate Equities, Ltd. since 1994. Mr. Varma was Executive Vice President of Walt Disney Company, responsible for the Euro Disney Resort from 1989 to 1994 and Walt Disney World Resorts from 1986 to 1989. Prior to 1986, Mr. Varma was Area Vice President of Food & Beverage for the Marriott Hotels where he worked for eight years.

     E.W. Williams, Jr. (Age 69) is Chairman of the Board of the Citizens Bank in Slaton, Texas and Bank of Commerce in McLean, Texas; Chairman of the Executive Committee of the Hale County State Bank, Plainview, Texas and First National Bank in Clayton, New Mexico. Mr. Williams is also Chairman of LubCo BancShares, Inc., HaleCo BancShares, Inc., GrayCo BancShares, Inc. and Union BancShares, Inc. and is Chairman of the Board of Coyote Lake Feedyard, Inc., Muleshoe, Texas. Mr. Williams has held each of these positions for longer than five years. Mr. Williams was previously a director and executive committee member of the Texas Tech University President's Council; founder of the West Texas A&M University President's Council, and was previous director of the Southern Methodist University Foundation and Alumni Association. Mr. Williams also served as Chairman of the Amarillo Hospital District. Mr. Williams currently has farming and ranching interests in Garza County and Bailey County, Texas.

          DESCRIPTION OF DIRECTOR NOMINEE NOT CURRENTLY A DIRECTOR

     Theodore J. Papit (Age 52) has served as President and Chief Executive Officer of the Company since March 1997. Prior to joining the Company, Mr. Papit served as President and Chief Executive Officer of Black-Eyed Pea Restaurants, Inc. and Casa Bonita Incorporated from 1988 to 1996. Prior to that, Mr. Papit served as Senior Executive Vice President and Chief Operating Officer of Jerrico, Inc., an operator of over 1,400 Long John Silver's Seafood Restaurants and 79 Jerry's Coffee Shops from 1975 to 1988.

Section 16 (a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Exchange Act Form 5 forms were required for those persons, the Company believes that, during fiscal 1996, all filing requirements were complied with by its officers, directors, and greater than ten-percent beneficial owners.

The Board of Directors and its Committees

     The Board of Directors held 15 meetings during the fiscal year 1996.

     The Board of Directors has two standing committees, the Audit Committee and the Compensation Committee. In addition, from time to time the Board may establish committees of limited duration for special purposes. The Company does not have a nominating committee.

     The Audit Committee, which held seven meetings during fiscal year 1996, presently consists of Ms. Suzanne Hopgood, Mr. Kenneth F. Reimer and Mr. E.W. Williams, Jr. The Committee's responsibilities include reviewing (i) the scope and findings of the annual audit, (ii) accounting policies and procedures and the Company's financial reporting and (iii) the internal controls employed by the Company.

     The Compensation Committee, which held four meetings during fiscal year 1996, presently consists of Messrs. Gilbert Osnos, Sanjay Varma and E.W. Williams, Jr. The Committee's responsibilities include (i) making recommendations to the Board of Directors on salaries, bonuses and other forms of compensation for the Company's Officers and other key management and executive employees, (ii) administering the Company's 1995 Stock Option Plan, and (iii) reviewing management recommendations for grants of stock options and any proposed plans or practices of the Company relating to compensation of its employees and directors. See "Executive Compensation-Report of the Compensation Committee."

     Each director attended at least 75 percent of all meetings of the Board of Directors and committees to which they were assigned during fiscal year 1996.

     Each of the current directors has been a director of the Company since January 2, 1996, except (i) Kevin E. Lewis who was elected to the Board of Directors, and appointed Chairman of the Board, on June 24, 1993 and (ii) E.W. Williams, Jr. who was elected to the Board of Directors in 1991.

Director Fees

     Non-employee directors of the Company receive a fee of $1,500 per month and $1,000 per board meeting attended as compensation for their services. In addition, non-employee directors who are members of any Committee of the Board receive $500 for each meeting attended.

        EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS OR DIRECTOR NOMINEES

Name                              Age               Title

Donald M. Dodson                   59      Vice President Operations Services
John R. Egenbacher                 41      Vice President Real Estate
Jim H. Hale                        55      Vice President Field Operations
Alton R. Smith                     44      Executive Vice President

     Donald M. Dodson has been Vice President of Operations Services since 1993 and was formerly Vice President Food and Beverage from 1990 until 1993. He was Vice President of Operations from 1987 to 1990. Mr. Dodson joined the Company in 1958 and managed several cafeterias before becoming a District Manager in 1968.

     John R. Egenbacher has been Vice President of Real Estate since 1993 and was formerly Manager of Real Estate from 1987 to 1993.

     Jim H. Hale has been Vice President of Field Operations since April 1996 and was formerly a Regional Vice President since 1975. Mr. Hale joined the Company in 1964 and managed several cafeterias before being promoted to regional management.

     Alton R. Smith has been Executive Vice President of the Company since 1993, Secretary since 1995 and was formerly Executive Vice President and Chief Financial Officer from 1989 until 1993. He was Vice President and Controller of the Company between 1986 and 1989. Prior to 1986, Mr. Smith held various positions with the Company, including Controller and Assistant Secretary from 1985 until 1986, Assistant Controller and Assistant Secretary from 1982 to 1985, Director of Taxation from 1978 to 1982 and Tax Manager from 1974 to 1978. He is a certified public accountant and joined the Company in 1974.

     As of April 7, 1997, according to information furnished to the Company, each director, certain executive officers and all executive officers and directors as a group, owned beneficially the indicated number and percentage of outstanding Common Stock:




Name of Beneficial Owner          Number of Shares   Percent of Common Stock
Directors and Nominees:
Suzanne Hopgood                        2,000                   *
Kevin E. Lewis                       576,527 (1)             1.2
Gilbert C. Osnos                      10,000                   *
Kenneth F. Reimer                      1,500                   *
Theodore J. Papit                          0                   *
Sanjay Varma                               0                 0.0
E.W. Williams, Jr.                    44,934 (2)             0.1

Executive Officers:
Donald M. Dodson                       2,063 (3)               *
John R. Egenbacher                     3,519 (4)               *
Jim H. Hale                            3,691 (5)               *

Alton R. Smith                           696 (6)               *

All officers and directors
as a group                           647,706 (7)             1.3
---------------------------------
*           Owns less than 0.1%
(1) Includes warrants to purchase 535,827 shares of common stock at $1.11 per share.
(2) Includes warrants to purchase 28,765 shares of common stock at $1.11 per share.
(3) Includes warrants to purchase 1,319 shares of common stock at $1.11 per share.
(4) Includes warrants to purchase 2,253 shares of common stock at $1.11 per share.
(5) Includes warrants to purchase 3,691 shares of common stock at $1.11 per share.
(6) Includes warrants to purchase 445 shares of common stock at $1.11 per share.

(7) Includes warrants to purchase 574,076 shares of common stock at $1.11 per share.

                           EXECUTIVE COMPENSATION

Executive Compensation

     The chart set forth below contains information concerning the annual and long-term compensation for services in all capacities to the Company and its subsidiaries for the fiscal years ended December 31, 1996, January 2, 1996 and January 3, 1995, of those persons who were, at December 31, 1996 (i) the chief executive officer, and (ii) the other four most highly compensated executive officers of the Company and its subsidiaries for the 1996 fiscal year (the "Named Officers"):

Summary Compensation Table
                                    Annual Compensation
Name and Principal                 ----------------------    All Other
    Position               Year     Salary  Bonus  Other    Compensation
------------------         ----    ------- ------- ------   ------------
Kevin E. Lewis
 Chairman, former          1996    383,654 151,550   -      160,500 (2)
  President and            1995    406,539  50,000   -         -
   Chief Executive         1994    463,400  42,000   -         -
    Officer (1)

Alton R. Smith             1996    129,808  41,125   -         -
 Executive                 1995    120,994   5,000   -         -
  Vice President           1994    121,500    -      -         -

Jim H. Hale                1996    121,731  39,480   -         -
 Vice President            1995    106,474  19,000   -         -
  Field Operations         1994    100,000   8,395   -         -

Donald M. Dodson           1996    129,808  27,875   -         -
 Vice President            1995    120,994   2,500   -         -
  Operations               1994    125,000  10,000   -         -

John R. Egenbacher         1996    119,423  37,835   -         -
 Vice President            1995    111,314   2,500   -         -
  Real Estate              1994    100,000   7,500   -         -
__________________________
(1) Mr. Lewis resigned as President and Chief Executive Officer effective
    December 31, 1996.
(2) Payments made to Mr. Lewis in 1996 pursuant to the Consulting Agreement defined below.


Option Grants

     No grants of stock options were made during the fiscal year ended December 31, 1996 to the Named Officers which are reflected in the Summary Compensation Table. No stock appreciation rights were granted during fiscal 1996.

Option Exercises and Fiscal Year-End Values

     At December 31, 1996, there were no options outstanding to the Named Officers. All options that had been granted to executive officers in prior years had terminated either by the termination of the employee or by agreement between the Company and the holders of the options.

Report of Compensation Committee

     The following report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent the Company specifically incorporates this information by reference, and shall not be deemed filed under such acts.

     In awarding executive compensation, the Company seeks to attract and retain the most qualified personnel for meeting the needs and objectives of the Company, and to motivate such individuals to achieve the Company's goals through compensation arrangements which reward executives based on individual contributions, as well as the Company's overall results. The key elements of the Company's executive compensation arrangements include base salary, annual bonus and stock options. Base salaries are generally determined by evaluating each individual's responsibilities and relative experience. Annual bonuses are determined and stock options are granted by evaluating both the performance of the Company (including revenue and cash flow generation and stock price performance) and the individual officers. The financial performance of definable business units or markets is considered with respect to executives with responsibility for such units or markets. In 1996, the Incentive Compensation Plan for Senior Management provided cash bonuses as a percentage of participants salary for the achievement of certain budgeted sales and earnings targets. No stock options were issued as part of the senior management compensation program for 1996.

     In the spring of 1996, after completing a restructuring of the Company's indebtedness (the "Restructuring"), Mr. Lewis recommended and the Compensation Committee approved a reduction in his base salary from $420,000 to $350,000.
On June 7, 1996, the Company, the Partnership and Kevin E. Lewis entered into the Consulting and Indemnity Agreement and General Release (the "Consulting Agreement") pursuant to which, among other things, Mr. Lewis would resign as President and Chief Executive Officer effective September 30, 1996 and would resign his position as Chairman of the Board on December 31, 1996, unless requested by the Board of Directors to continue until December 31, 1997. On September 17, 1996 at the request of the Board of Directors, Mr. Lewis agreed to remain President and Chief Executive Officer beyond September 30, 1996 with no change to the financial terms of the Consulting Agreement. On December 24, 1996, Mr. Lewis resigned as President and Chief Executive Officer effective December 31, 1996 and was requested by the Board to continue as Chairman of the Board into 1997. After his resignation as President and Chief Executive Officer, Mr. Lewis began serving as a consultant to the Company and will serve until December 31, 1997. Pursuant to the Consulting Agreement, Mr. Lewis received an annual base salary of $350,000, pro-rated through the end of 1996 and will receive $250,000 through the end of 1997. Mr. Lewis received $75,000 upon the execution of the Consulting Agreement, $75,000 on September 30, 1996 and will receive $100,000 on December 31, 1997. In addition, Mr. Lewis is entitled to receive $100,000 if requested to assist in certain negotiations on behalf of the Company and additional compensation based upon the success of such negotiations. Furthermore, the Company agreed to pay, among other things, certain legal expenses of Mr. Lewis incurred in connection with the negotiation of the Consulting Agreement and certain travel and moving related expenses.

     From January 1, 1997 to March 27, 1997, Kenneth Reimer assumed the duties of President and Chief Executive Officer of the Company on an interim basis. Mr. Reimer received $25,000 per month for each full or partial month of service and an additional $25,000 upon his resignation.

     On March 27, 1997, the Board of Directors elected Theodore J. Papit to serve as President and Chief Executive Officer of the Company effective March 28, 1997. Mr. Papit will receive a base salary of $300,000 per year, a guaranteed minimum bonus of $100,000 for fiscal 1997 and options on 500,000 shares of Common Stock vesting over 5 years.

     On January 25, 1995, each of Kevin E. Lewis, Alton R. Smith, Donald M. Dodson, Carlene Stewart, John R. Egenbacher and Danny K. Meisenheimer entered into an employment agreement with the Company pursuant to which he or she was paid an annual base salary of $420,000, $125,000, $125,000, $115,000, $115,000 and $90,000, respectively, for the period ending January 25, 1996. On June 16, 1995, the Board of Directors voted to extend the agreements for the individuals set forth above, except Kevin E. Lewis, at his request, until a date six months after the consummation of the Restructuring. As a result, the termination date on the employment agreements, other than the agreement with Mr. Lewis, was extended to July 2, 1996 at which time they terminated in accordance with their terms. Mr. Lewis's employment agreement expired by its terms on January 25, 1996.

     The foregoing report has been furnished by Gilbert Osnos, Sanjay Varma and E.W. Williams, Jr.

Shareholder Return Performance Presentation

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock against the New York Stock Exchange Market Value Index and the SIC Code Index for Eating Places for the two fiscal years ending January 2, 1996 and December 31, 1996.


     The performance graph has been omitted in the EDGAR filing. A table of the graph's data points is shown below.

                         1991      1992      1993      1994      1995      1996

Furr's/Bishop's, Inc.     100       267       233        50        62        20
Industry Index            100       128       147       129       176       184
Broad Market              100       105       119       117       151       182


Certain Compensation Plans

     FBI has a qualified defined benefit pension plan (the "Pension Plan") covering employees and former employees of the Partnership and its affiliates, including those who were participants in the Kmart Corporation Employees' Retirement Pension Plan ( the "Kmart Pension Plan"). The Pension Plan assumed all of the obligations of the Kmart Pension Plan relating to benefits that accrued for employees and former employees of certain of FBI's subsidiaries through the consummation of the acquisition of such subsidiaries from Kmart. Kmart agreed to transfer an amount of plan assets equal to the actuarially computed accumulated benefits applicable to the Furr's and Bishop's employees in the Kmart Pension Plan.

     Benefits for service prior to 1987 were based on the provisions of the Kmart Pension Plan and are frozen for such service. Effective December 31, 1988, the Pension Plan was frozen for highly compensated participants and effective June 30, 1989 benefit accruals of all participants in the Pension Plan were frozen indefinitely.

     The Pension Plan covers all employees who are at least 21 years old and have one year or more of participation service and is integrated with Social Security. A participant's benefit under the Pension Plan will be the greater of (i) a benefit provided by the participant's "cash balance account" defined below, or (ii) the sum of (x) the participant's accrued benefit under the Kmart Pension Plan plus (y) for each year of service after 1986, 0.75% of the participant's "considered pay" for the year plus (z) 0.75% of considered pay exceeding the Social Security integration level for the year. "Considered pay" is comprised of total W-2 compensation, excluding extraordinary items, such as moving expenses and imputed income, and including pre-tax amounts deferred under the Employees' Savings Plan described below. The Social Security integration level is one-half of the Social Security Taxable Wage Base for the year, rounded to the next highest $1,000. A participant's cash balance account will contain an amount equal to the sum of (i) 2% of 1986 considered pay multiplied by the number of years of benefit service prior to 1987, plus (ii) 2% of considered pay for each year thereafter, plus (iii) 6% interest per annum. The normal form of benefit under the Pension Plan will be a life annuity for an unmarried participant and a 50% joint and survivor annuity in the case of a married participant. Alternatively, participants may elect an optional form of payment which is the actuarial equivalent of the life annuity. Participants are fully vested in accrued benefits under the Pension Plan after five years of vesting service. Unreduced benefits are payable at age 65, or, if earlier, when age plus years of service equals ninety.

     The following table shows the amounts payable using the pension plan formula and the benefits accrued under the predecessor plans.

            Approximate Annual Pension at Age 65*
               Current                      Total Service As of 12/31/88
            Compensation           5 Years   15 Years    25 Years    35 Years
            $    75,000           $  3,700   $  9,500    $ 15,400    $ 21,400
                100,000              5,000     13,500      21,800      30,100
                125,000              6,300     17,300      28,000      38,600
                150,000              7,700     21,100      34,200      47,200
                175,000              9,000     25,000      40,300      55,700
                200,000             10,400     28,800      46,500      64,200
                225,000             11,700     32,600      52,700      72,800
                325,000             17,000     48,300      77,800      94,023

                                     11

            *  Estimates of frozen pension plan benefits.

     The total plan years of service at June 30, 1989 (the date benefit accruals were frozen) of the five Named Officers of FBI and its subsidiaries are Kevin E. Lewis 0, Alton R. Smith 15, Donald M. Dodson 31, Jim H. Hale 26, and John R. Egenbacher 1. If Mr. Smith, Mr. Dodson, Mr. Hale and Mr. Egenbacher were to retire on their respective retirement dates, they would receive monthly payments of $848, $3,265, $2,027 and $117, respectively.

     The Partnership established an Employees 401K Plan which is qualified under Sections 401(a) and 401(k) of the Code (the "401K Plan"). Under the 401K Plan, participants may elect to make pre-tax contributions, in an amount equal to from 1% to 12% of "considered pay", which consists of total W-2 compensation for personal services, excluding extraordinary pay, such as moving expenses and imputed income. Pre-tax contributions were limited to $9,500 in 1996. Additionally, the Partnership may make discretionary contributions to the 401K Plan. Employees will be eligible to participate in the 401K Plan at age 21 with one year of participation service.

     Participants' contributions are always fully vested. The Board of Directors of the Company will either designate the Partnership and the Company contributions as fully vested when made, or the Partnership and the Company contributions will be subject to a vesting schedule under which 100% of the Partnership and the Company contributions are vested after seven years. Employee contributions may be invested either in a fixed income fund, consisting of guaranteed interest contracts and government securities, or five different equity funds with various growth and income objectives. Loans from participants' pre-tax accounts are permitted after two years of participation.

     Participants may generally receive their vested account balances at the earlier of retirement or separation from service.

Option Plan

     The Board of Directors adopted, and on January 2, 1996 the stockholders approved, the 1995 Stock Option Plan authorizing an aggregate of 40,540,795 shares of Common Stock (the "1995 Option Plan"). After giving effect to the reverse stock split, there are 2,702,720 shares of Common Stock reserved for issuance pursuant to the 1995 Option Plan. The Compensation Committee of the Board of Directors administers the 1995 Option Plan, including determining the employees to whom awards will be made, the size of such awards and the specific terms and conditions applicable to awards, such as vesting periods, circumstances of forfeiture and the form and timing of payment. Grants including stock options, stock appreciation rights and restricted stock may be made to selected employees of the Company and its subsidiaries and non-employee directors of the Company. On November 22, 1996, options to purchase 6,666 shares of Common Stock were issued to each of the five non-employee directors of the Company pursuant to the provisions of the 1995 Stock Option Plan. On March 27, 1997 in connection with his election to the positions of President and Chief Executive Officer of the Company, Theodore J. Papit received options to acquire 500,000 shares of Common Stock at an exercise price of $1.375 per share that will vest over a five year period.

Transactions with Management and Others

     During the Restructuring, Chanin & Co. and Mr. Russell Belinsky, who was a director of the Company during 1996, as a Managing Director of Chanin & Co. provided financial advisory services to the holders of the Company's 11%

Senior Secured Notes. The fees and expenses of Chanin & Co. were paid by the Company and approximated $664,000 in 1995. The activities of Chanin & Co. were terminated at the close of the Restructuring on January 2, 1996.

     Since February 1996, Cactus Enterprises, Inc., a company wholly owned by Kenneth Reimer, has performed certain management consulting services for the Board. Compensation for such services has been paid by the Company at a rate of $2,000 per day. Total fees and expenses paid in 1996 were approximately $68,000.

     From January 1, 1997, to March 27, 1997, Mr. Reimer assumed the duties of President and Chief Executive Officer of the Company on an interim basis and received a total of $100,000 for such activity.

     On June 7, 1996, the Company, the Partnership and Kevin E. Lewis entered into the Consulting and Indemnity Agreement and General Release (the "Consulting Agreement") pursuant to which, among other things, Mr. Lewis would resign as President and Chief Executive Officer effective September 30, 1996 and would resign his position as Chairman of the Board on December 31, 1996, unless requested by the Board of Directors to continue until December 31, 1997. On September 17, 1996 at the request of the Board of Directors, Mr. Lewis agreed to remain President and Chief Executive Officer beyond September 30, 1996 with no change to the financial terms of the Consulting Agreement. On December 24, 1996, Mr. Lewis resigned as President and Chief Executive Officer effective December 31, 1996 and was requested to remain as Chairman of the Board into 1997. After his resignation as President and Chief Executive Officer, Mr. Lewis will serve as a consultant to the Company until December 31, 1997. Pursuant to the Consulting Agreement, Mr. Lewis received an annual base salary of $350,000, pro-rated through the end of 1996 and will receive $250,000 through the end of 1997. Mr. Lewis received $75,000 upon the execution of the Consulting Agreement, $75,000 on September 30, 1996 and will receive $100,000 on December 31, 1997. In addition, Mr. Lewis is entitled to receive $100,000 if requested to assist in certain negotiations on behalf of the Company and additional compensation based upon the success of such negotiations. Furthermore, the Company agreed to pay, among other things, certain legal expenses of Mr. Lewis incurred in connection with the negotiation of the Consulting Agreement and certain travel and moving related expenses.

                            INDEPENDENT AUDITORS

     Effective September 17, 1996, the Board of Directors, on the recommendation of the Audit Committee, appointed KPMG Peat Marwick LLP as the Company's independent public accountants for the fiscal year ending December 31, 1996. Representatives of KPMG Peat Marwick LLP are not expected to be present at the Annual Meeting.

     Deloitte & Touche LLP ("Deloitte & Touche") had been the independent public accountants of the Company and its predecessors since 1986. For the fiscal year ended January 2, 1996, Deloitte & Touche also examined the financial statements of certain of the Company's subsidiaries and provided other audit services to the Company and its subsidiaries in connection with SEC filings, review of financial statements, audits of pension plans, and actuarial services. Representatives of Deloitte & Touche are not expected to be present at the Annual Meeting.

     On the recommendation of the Audit Committee, Deloitte & Touche was dismissed by the Board of Directors effective September 17, 1996. There have been no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, during the Company's two most recent fiscal years or any subsequent interim period which, if not resolved to the satisfaction of Deloitte & Touche, would have caused it to make a reference to the subject matter of the disagreement(s) in connection with any report issued by Deloitte & Touche. The Deloitte & Touche report on the Company's financial statements for the fiscal year ended January 3, 1995, dated March 2, 1995, included an explanatory paragraph which identified factors which raised substantial doubt about the Company's ability to continue as a going concern. As a result of the Restructuring, and the significant reduction in the Company's debt burden and resulting interest expense, the March 28, 1996 report of Deloitte & Touche, covering the fiscal year ended January 2, 1996, did not contain any form of qualification or uncertainty regarding the Company's financial status.

                         1998 STOCKHOLDER PROPOSALS

     In order to be eligible for inclusion in the Company's Proxy Statement for the 1998 Annual Meeting of Stockholders, stockholder proposals must be received by the Secretary of the Company at its executive offices by January 29, 1998.

                               OTHER BUSINESS

     The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

     The prompt return of your completed proxy card will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the completed proxy card and return it in the enclosed envelope.

                                           By Order of the Board of Directors



Dated:  April 25, 1997                     Alton R. Smith
                                           Secretary

                                    PROXY
                        FURR'S/BISHOP'S, INCORPORATED

     PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL
               MEETING OF STOCKHOLDERS TO BE HELD MAY 29, 1997

     The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Stockholders of Furr's/Bishop's, Incorporated (the "Company") to be held on May 29, 1997, and the Proxy Statement for Annual Meeting of Stockholders (herein so called) in connection therewith, each dated April 25, 1997, (b) appoints Kevin E. Lewis and Alton R. Smith as proxies, or either of them, each with the power to appoint a substitute, (c) authorizes the Proxies to represent and vote, as designated on the reverse side, all the shares of Common Stock of the Company held of record by the undersigned on April 18, 1997, at such annual meeting and at any adjournment(s) thereof and (d) revokes any proxies heretofore given.

    THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION TO THE BOARD OF DIRECTORS OF EACH OF THE NOMINEES LISTED ON THIS PROXY AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER BUSINESS.

Please mark your votes as indicated in this example [ X ]

1.  Election of Directors: (Proposed by the Company)

    Suzanne Hopgood                  Kenneth F. Reimer
    Gilbert C. Osnos                 E.W. Williams, Jr.
    Kevin E. Lewis                   Sanjay Varma
    Theodore J. Papit

FOR all nominees listed (except as marked to the contrary) [  ]

WITHHOLD AUTHORITY for all nominees listed [  ]

INSTRUCTION: TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL NOMINEE, WRITE THE NOMINEE'S NAME ON THE SPACE BELOW.

------------------------------------------------------------------------

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) thereof.




Dated:________________________, 1997

_______________________________________

_______________________________________

Please sign your name above exactly as it appears on your stock certificate, date and return promptly. When signing on behalf of a corporation, partnership, estate trust, or in any representative capacity, please sign name and title. For joint accounts, each joint owner must sign.